SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                         Globe Business Resources, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   379395 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 4 Pages

 CUSIP NO. 379395 10 6                 13G                    Page 2 of 4 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Blair D. Neller
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER

       NUMBER OF                 711,643
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
       OWNED BY
         EACH                    0
       REPORTING        --------------------------------------------------------
      PERSON WITH       7      SOLE DISPOSITIVE POWER

                                 711,643
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            711,643
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


ITEM 1(a) Name of Issuer:  Globe Business Resources, Inc.

        1(b)   Address of Issuer's Principal Executive Office:

               Globe Business Resources, Inc.
               11260 Chester Road
               Suite 400
               Cincinnati, Ohio 45246

        2(a)   Name of Persons Filing:      Blair D. Neller

        2(b)   Address of Principal Business Office:

               340 E. Palm Ln., Suite 230
               Phoenix, Arizona   85004

        2(c)   Citizenship:  U.S.A.

        2(d)   Title of Class of Securities:  Common Stock, No Par Value

        2(e)   CUSIP No.:    379395 10 6

        3.     If this Statement is Filed Pursuant to Rules 13d-1(b) or
               13d-2(b), check whether the Person Filing is a:   N/A

        4.     Ownership:

               (a)    See Item 9 of cover page.
               (b)    See Item 11 of cover page.
               (c)    See Items 5-8 of cover page.


               The shares in Items 5, 7 and 9 include (i) options that are exercisable within 60 days into 6,000 shares and (ii) 318,492 shares registered to Blair D. Neller, Trustee for the Neller Trust dated March 28, 1996.

        5.     Ownership of 5% or less of class:   N/A

        6.     Ownership of more than 5% on behalf of another person:   N/A

        7.     Identification  and   classification  of  the  subsidiary   which
               acquired  the  security  being  reported  by  the  parent holding
               company:    N/A

        8.     Identification and classification of members of the group:  N/A

        9.     Notice of dissolution of group:     N/A

        10.    Certification:       N/A


     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        February 5, 1999
                                                  ------------------------------
                                                              Date



                                                        /s/Blair D. Neller
                                                  ------------------------------
                                                             Signature


                                                     Blair D. Neller/President
                                                  ------------------------------
                                                             Name/Title